SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. ___)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material pursuant to §240.14a-12

SANDY SPRING BANCORP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1.	Title of each class of securities to which transaction applies:

	2.	Aggregate number of securities to which transaction applies:

	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4.	Proposed maximum aggregate value of transaction:

	5.	Total fee paid:

☐	Fee paid previously with preliminary materials: ______________________________________________________
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

17801 Georgia Avenue, Olney, Maryland 20832

NOTICE OF 2012 ANNUAL MEETING OF SHAREHOLDERS

Date:	Wednesday, May 2, 2012

Time:	3:00 p.m., EDT

Place:	Manor Country Club
14901 Carrolton Road
Rockville, MD 20853

The 2012 annual meeting of shareholders of Sandy Spring Bancorp, Inc. (Bancorp) will be held as indicated above for the purposes of considering:

(1)	The election of three (3) director-nominees to serve as Class I directors with terms expiring at the 2015 annual meeting; and the election of two (2) director-nominees to serve as Class III directors with terms expiring at the 2013 annual meeting in each case until their successors are duly elected and qualified;

(2)	A non-binding resolution to approve the compensation of the named executive officers;

(3)	The ratification of the appointment of Grant Thornton LLP as Bancorp’s independent registered public accounting firm for the year 2012; and

(4)	Such other business as may properly come before the annual meeting or any adjournment thereof.

Enclosed with this notice is a proxy card, the 2012 proxy statement and 2011 Annual Report on Form 10-K. Only holders of record of Bancorp's common stock as of the close of business on March 7, 2012 are entitled to notice of, and to vote at, the annual meeting, or any adjournment thereof. Please complete the proxy card and mail it in the enclosed envelope. You may also choose to vote your shares using the Internet, as explained on the proxy card. If you attend the meeting, you may withdraw your proxy and vote in person.

By order of the board of directors,

Ronald E. Kuykendall
General Counsel & Secretary

Olney, Maryland

March 28, 2012

Important Notice Regarding the Availability of Proxy Materials for the

2012 Annual Meeting of Shareholders to be Held on May 2, 2012

This proxy statement and the 2011 Annual Report on Form 10-K are available at www.sandyspringbank.com/proxy

Table of Contents

General Information	3
Who Can Vote
Executing Your Right to Vote
Shares Held Through a Bank or Broker
Costs of Proxy Solicitation
Telephone and Internet Voting
Changing Your Vote
Delivery and Accessibility of Proxy Materials

PROPOSAL I: Election of Directors	4

Corporate Governance and Other Matters	7
Corporate Governance Policy and Code of Business Conduct
Director Independence
Board Leadership Structure
Board’s Role in Risk Oversight
Board Committees
Director Attendance at Board and Committee Meetings
Attendance at the Annual Meeting of Shareholders
Director Compensation
Stock Ownership of Directors and Executive Officers	12
Owners of More Than 5% of Bancorp's Common Stock	13
Section 16(a) Beneficial Ownership Reporting Compliance	13
Transactions and Relationships with Management	13

Compensation Discussion and Analysis	14
Executive Summary
Overall Compensation Philosophy and Guiding Principles
Role of the Compensation Committee, Management and the Compensation Consultants in the Executive Compensation Process
Compensation Structure and Elements
Factors for Determining Compensation
Impact of Accounting and Tax on the Form of Compensation
Risk Assessment of Compensation Policies and Practices
Stock Ownership Guidelines
Compensation Committee Report	21
Executive Compensation Tables	22

PROPOSAL II: A Non-Binding Resolution to Approve the Compensation of the Named Executive Officers	30

PROPOSAL III: The Ratification of the Appointment of Grant Thornton LLP as the Independent Registered Public Accounting Firm for the Year 2012	30

Audit and Non-Audit Fees	31
Audit Committee's Pre-Approval Policies and Procedures for Services	31
Report of the Audit Committee	31
Shareholder Proposals and Communications	32

2

SANDY SPRING BANCORP, INC.

PROXY STATEMENT

General Information

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Sandy Spring Bancorp, Inc. (Bancorp) to be used at the 2012 annual meeting of shareholders on Wednesday, May 2, 2012, at 3:00 p.m. EDT at Manor Country Club 14901 Carrolton Road, Rockville, Maryland 20853. The notice of annual meeting, the proxy card, and this proxy statement are being first mailed on or about March 28, 2012, to shareholders of record as of the close of business on March 7, 2012 (the Record Date).

Who Can Vote

You can vote if you owned shares of Bancorp common stock, par value $1.00 per share, as of the close of business on the Record Date. Each share of common stock is entitled to one vote. The number of common shares outstanding and eligible to vote on the Record Date was 24,312,639. When you mail in your proxy card, or vote by telephone or the Internet, you authorize the persons named as proxies to vote your shares per your instructions whether or not you attend the annual meeting. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of common stock is necessary to constitute a quorum at the annual meeting.

Executing Your Right to Vote

By completing and returning the enclosed proxy card in time to be voted at the annual meeting, the shares represented by it will be voted in accordance with the instructions marked on the card. Executed but unmarked proxies will be voted FOR the election of all nominees for director, FOR the approval of executive compensation, and FOR the ratification of the appointment of Grant Thornton LLP as Bancorp’s independent registered public accounting firm for 2012. Proxies marked as abstentions and proxies for shares held in the name of a bank, broker, or other nominee marked as not voted (broker non-votes) will be counted only for purposes of determining a quorum at the annual meeting.

The board of directors does not know of any other matters that are to come before the annual meeting except for incidental, procedural matters. If any other matters are properly brought before the annual meeting, the persons named in the accompanying proxy card will vote the shares represented by each proxy on such matters in accordance with their best judgment.

Shares Held Through a Bank or Broker

If you hold your shares through a bank or broker it is critical that you cast your vote if you want it to count in the election of directors (Proposal I of this proxy statement) or the advisory vote on executive compensation (Proposal II of this proxy statement). In the past, if you did not indicate how you wanted your shares voted in the election of directors, your bank or broker was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. Changes in regulations have taken away the ability of your bank or broker to vote your shares on these matters without your specific instruction. Thus, if you do not instruct your bank or broker how to vote in the election of directors or the advisory vote on executive compensation, no votes will be cast on your behalf. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on matters considered routine items such as the ratification of the appointment of Bancorp’s independent registered public accounting firm (Proposal III of this proxy statement). If you are a registered shareholder, meaning you hold your shares directly with Bancorp, and you do not return your proxy, no votes will be cast on your behalf on any of the items of business at the annual meeting.

Costs of Proxy Solicitation

The cost of soliciting proxies will be borne by Bancorp. In addition to the solicitation of proxies by mail, Bancorp also may solicit proxies through its directors, officers, and employees. Bancorp also will request persons, firms, and corporations holding shares in their names or in the name of nominees that are beneficially owned by others to send proxy materials to and obtain proxies from those beneficial owners and will reimburse the holders for their reasonable expenses in doing so.

3

Telephone and Internet Voting

Bancorp is pleased to offer its shareholders the convenience of voting by telephone and online via the Internet. Please check your proxy card for instructions.

Changing Your Vote

Your presence at the annual meeting will not automatically revoke your proxy. However, you may revoke a proxy at any time prior to its exercise by 1) filing a written notice of revocation with Ronald E. Kuykendall, General Counsel and Secretary; or 2) delivering to Bancorp a duly executed proxy bearing a later date; or 3) by attending the annual meeting and casting a ballot in person.

Delivery and Accessibility of Proxy Materials

Bancorp plans to take advantage of the householding rules of the Securities and Exchange Commission (SEC) that permit the delivery of one set of the proxy materials to shareholders who have the same address to achieve the benefit of reduced printing and mailing costs. Shareholders residing at a shared address will continue to receive separate proxy cards. If you wish to receive a separate set of materials, please write or call as specified below, and we will promptly mail them to you at no charge. If a bank, broker or other nominee holds your shares, please contact your bank, broker or nominee directly.

The Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC, but excluding exhibits, is provided with this proxy statement and both documents are available on the Internet at www.sandyspringbank.com/proxy. Shareholders may obtain a copy of the exhibits to the Annual Report on Form 10-K by writing Ronald E. Kuykendall, General Counsel and Secretary, at Sandy Spring Bancorp, Inc., 17801 Georgia Avenue, Olney, Maryland 20832. Shareholders also may access a copy of the Form 10-K including exhibits on the SEC Web site at www.sec.gov.

PROPOSAL I: Election of Directors

The board of directors is divided into three classes, nearly equal in number as possible. In general, the term of only one class of directors expires each year, and the directors within that class or their successors are elected for a term of three years or until their successors are elected and qualified.

Since the last annual meeting, the composition of the board has changed as follows: On June 29, 2011, Robert E. Henel, Jr. was elected to serve as a Class III director. On September 28, 2011 Gary G. Nakamoto was elected as a Class III director. Per board resolution and in accordance with Bancorp’s articles of incorporation, both Mr. Henel and Mr. Nakamoto are required to stand for election by the shareholders at the annual meeting following their election by the board. In addition, the board received notice from Class I director David E. Rippeon that he would not stand for re-election at the expiration of his current term. Therefore Mr. Rippeon will retire from board service at the close of the annual meeting.

A total of five director-nominees are before you for election: Susan D. Goff, Robert L. Orndorff, and Daniel J. Schrider all of whom are incumbent directors in Class I; and Robert E. Henel, Jr. and Gary G. Nakamoto both of whom are incumbent directors in Class III. With respect to the election of directors, a plurality of all the votes cast at the annual meeting will be sufficient to elect a nominee as a director.

Information About Nominees and Incumbent Directors

The following information sets forth the names of the five nominees for election describing their skills, experience and qualifications for election. Each has given his or her consent to be nominated and has agreed to serve if elected. If any person nominated by the board of directors is unable to stand for election, the shares represented by proxies may be voted for the election of such other person or persons as the present board of directors may designate.

4

Also provided is information on the background, skills, and experience of the remaining incumbent directors. Unless described otherwise, each director has held his or her current occupation for at least five years, and the ages listed are as of the Record Date. None of the directors serves on any other public company board.

The boards of directors of Bancorp and its principal subsidiary Sandy Spring Bank (the Bank) are composed of the same persons. Throughout this proxy statement, the singular use of "board of directors" or "board" shall be intended to refer to both boards unless otherwise indicated.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES
NAMED BELOW AS A DIRECTOR OF BANCORP.

Class I Directors – Nominees for Terms to Expire at the 2015 Annual Meeting

Susan D. Goff, 66, Director since 1994

Ms. Goff is the former Director and President of MD-Individual Practice Association, a subsidiary of Mid Atlantic Medical Services, Inc. (MAMSI), a publicly-held healthcare company. Ms. Goff was also an Executive Vice President of MAMSI. In 2004, MAMSI was sold to UnitedHealthcare and Ms. Goff became the regional executive overseeing all products in seven states. She retired in 2005. During her career, Ms. Goff was directly involved with strategic planning, marketing, and product development. As chairman of the Compensation Committee for Bancorp, Ms. Goff has augmented her considerable executive management experience through regular education on trends in executive and board compensation.

Robert L. Orndorff, Chairman, 55, Director since 1991

Mr. Orndorff is the founder and President of RLO Contractors, Inc., a leading residential and commercial excavating company based in central Maryland. Mr. Orndorff’s experience in building a highly successful business with a strong reputation for quality, teamwork, and integrity is a testament to his leadership ability and strongly aligned with Bancorp’s culture and values. He has been active in local civic organizations and brings to the board his extensive business experience, strategic planning skills, and knowledge of the local market.

Daniel J. Schrider, Director, 47, Director since 2009

Mr. Schrider was named President and CEO of Sandy Spring Bancorp, Inc. on January 1, 2009 and joined the board at that time. Mr. Schrider started his career with Sandy Spring Bank in 1989 and achieved significant success in the commercial banking area. He joined the executive team in 2003 as the Chief Credit Officer and leader in commercial services. Mr. Schrider holds a MBA from Mt. Saint Mary’s College and is a graduate of the ABA Stonier Graduate School of Banking. Mr. Schrider currently serves on the board of the Maryland Bankers Association, the Montgomery College Foundation, and the Mount Airy Christian Academy.

Class III Directors – Nominees for Terms to Expire at the 2013 Annual Meeting

Gary G. Nakamoto, 48, Director since 2011

Mr. Nakamoto is the principal of The Nakamoto Group, LLC, a consulting firm located in McLean, Virginia. Previously, he was the Chairman of the former Base Technologies (1996 to 2011), a firm that specialized in IT, outsourcing, and consulting. Under Mr. Nakamoto’s leadership, Base Technologies was named one of the 2011 Best Places to Work in Virginia and was designated a Top 100 IT federal government contractor. An influential businessman, Mr. Nakamoto was among the 2010 Fifty Powerful Men in Business by the Minority Enterprise Executive Council. Mr. Nakamoto is currently a member of the AAA Mid-Atlantic Washington Area Regional Board, a trustee for the No. Virginia Technology Council TechPAC, and he is a former chairman of the Fairfax County Chamber of Commerce.

5

Robert E. Henel, Jr., 64, Director since 2011

Mr. Henel is the former Chairman, President and CEO of Annapolis Banking & Trust Company, an affiliate bank of the former Mercantile Bankshares Corp., a position he held for 16 years. Upon the acquisition of Mercantile, Mr. Henel became a regional president for PNC Bank for the Annapolis and Anne Arundel County Region until 2010. In addition to 39 years in the banking industry, Mr. Henel is a past chairman of trustees for the Anne Arundel Health System and a past chairman of the Anne Arundel Medical Center Foundation. He has served numerous community, civic, and industry organizations. His broad background in banking, executive management, and deep connections to the Annapolis market are highly valued by the board.

Incumbent Class II Directors – Terms Expiring at the 2014 Annual Meeting:

Mark E. Friis, Director, 56, Director since 2005

Mr. Friis is president and principal owner of Rodgers Consulting, Inc., a land planning and engineering firm. He is a member of the American Institute of Certified Planners and has numerous affiliations with area professional and civic organizations as well as local government. Mr. Friis is valued for his business management experience, his sales and marketing skills, and in-depth knowledge of the local economy. Mr. Friis chairs the Bank’s Frederick Advisory Board, and currently chairs the Nominating Committee of the board.

Pamela A. Little, Director, 58, Director since 2005

Ms. Little has over 25 years of experience in companies ranging from privately held start-up firms to large, publicly-traded government contracting firms. In January 2011 she was made Co-CEO of ATS Corporation, a publicly-traded provider of IT services. Since 2007, she has been the CFO of ATSC. She is the former CFO of Athena Innovative Solutions, Inc. (2005-2007) and the former CFO of ZKD, Inc. (2004-2005) where she was responsible for negotiating the sale of the firm. Ms. Little is on the board of MTSI, Inc., an employee-owned technology firm. Ms. Little is valued for her range of business experience with public companies, her knowledge of mergers and acquisitions, and her financial expertise. Ms. Little currently chairs the Audit Committee of the board.

Craig A. Ruppert, Director, 58, Director since 2002

Mr. Ruppert is President and CEO of The Ruppert Companies which is comprised of commercial landscape construction and management located in five states; tree-growing operations; and industrial property development. Mr. Ruppert is a former Class B director of the Federal Reserve Bank of Richmond, and is a noted, local philanthropist. A highly successful entrepreneur, Mr. Ruppert’s strengths lie in strategic planning, executive management, mergers and acquisitions and business expertise. Mr. Ruppert currently chairs the Credit and Investment Risk Committee.

Incumbent Class III Directors – Terms Expiring at the 2013 Annual Meeting

Solomon Graham, 69, Director since 1994

Mr. Graham is the founder and President of Quality Biological, Inc., a biotechnology firm providing reagents for medical research established in 1983. A prominent, award-winning businessman in the local community, Mr. Graham has served on the boards of several non-profit organizations as well as being an advisor to state and local government. Mr. Graham brings to the board his business expertise as well as superior insight to local issues within Bancorp’s market area.

Dennis A. Starliper, 65, Director since 2010

Mr. Starliper worked for Provident Bankshares Corporation for 24 years and held the position of chief financial officer for 10 years. He retired in 2009. Prior to joining Provident, Mr. Starliper worked for Fairchild Industries, a Fortune 500 aerospace manufacturer. The qualifications that led to Mr. Starliper’s election were his deep industry experience with a large and respected, local bank; his corporate experience with a publicly-traded company; and his financial expertise.

6

Corporate Governance and Other Matters

Corporate Governance Policy and Code of Business Conduct

Bancorp's business affairs and strategic direction are overseen by its board of directors. The board remains committed to setting a tone of the highest ethical standards and performance for Bancorp's management, officers, and company as a whole. The board believes that strong corporate governance practices are a critical element of doing business today. To that end, the Corporate Governance Policy is reviewed regularly to ensure that it reflects the best interests of Bancorp and its shareholders.

In addition, Bancorp's board of directors has adopted a Code of Business Conduct applicable to all directors, officers, and employees of Bancorp and its subsidiaries. It sets forth the legal and ethical standards that govern the conduct of business performed by Bancorp and its subsidiaries. The Code of Business Conduct is intended to meet the requirements of Section 406 of the Sarbanes-Oxley Act of 2002, related SEC regulations, and the listing standards of the Nasdaq Stock Market, Inc. More information about corporate governance, including the Corporate Governance Policy and the Code of Business Conduct, may be found on Bancorp's investor relations Web site at www.sandyspringbank.com.

Director Independence

In accordance with the Corporate Governance Policy, no more than two inside directors may be on the board at any one time. All other directors must be independent. An inside director is defined as a director that is employed or was employed within the last three years as either an officer of Bancorp or the Bank. In making its determination of independence, the board of directors did not consider any transactions, relationship, or arrangements that are not included in the section of this proxy statement entitled "Transactions and Relationships with Management."

The board of directors has affirmatively determined that all directors other than Mr. Schrider are independent under Nasdaq's listing standards. The board of directors complies with or exceeds the independence requirements for the board and board committees established by the Nasdaq Stock Market, federal securities and banking laws and the additional standards included in Bancorp's Corporate Governance Policy.

Board Leadership Structure

The Corporate Governance Policy provides for the selection of a chairman of the board from among the independent directors and states that it is the policy of the board to separate the offices of the chairman and the chief executive officer. This allows the chairman to maintain an independent role in the oversight of management. The chairman of the board also chairs the Executive and Governance Committee, which is comprised of the chairmen of the other standing committees (see Executive and Governance Committee description on page 8).

Board’s Role in Risk Oversight

Bancorp’s board fulfills a significant role in the oversight of risk in the company both through the actions of the board as a whole and those of its committees. Credit risk is overseen specifically by the Credit and Investment Risk Committee, which monitors overall asset quality and the adequacy of the allowance for loan and lease losses. This committee also receives quarterly investment risk profiles and quarterly updates from Bancorp’s Asset Liability Committee to monitor compliance with policies concerning interest rate risk, liquidity risk, and capital adequacy. The Compensation Committee reviews reports on risk to the company associated with incentive compensation plans. The Audit Committee meets regularly with the independent registered public accounting firm to receive reports on the results of the audited financial statements. In addition, the Audit Committee receives internal audit reports that enable it to monitor operational risk throughout the company. Finally, the board receives a quarterly update from the general counsel on any pending large litigation in order to be aware of any potential legal risk facing Bancorp or any of its subsidiaries.

7

Board Committees

Bancorp's board of directors has the following standing committees: Audit, Executive and Governance, Compensation, Credit and Investment Risk, and Nominating. The charter for each committee may be found on Bancorp's investor relations Web site at www.sandyspringbank.com. Each committee’s function is described as follows:

Audit Committee - The Audit Committee is appointed by the board to assist in monitoring the integrity of the financial statements and financial reporting, including the proper operation of internal control over financial reporting and disclosure controls and procedures in accordance with the Sarbanes-Oxley Act of 2002, compliance with legal and regulatory requirements and the independence and performance of internal and external auditors. The Audit Committee reviews the quarterly earnings press releases, as well as the Forms 10-Q and 10-K prior to filing. All members of the committee meet all requirements and independence standards as defined in applicable law, regulations of the SEC, Nasdaq's listing standards, the Federal Deposit Insurance Act and related regulations. The board has determined that Pamela A. Little qualifies as an audit committee financial expert under the Nasdaq listing standards and applicable securities regulations.

Executive and Governance Committee - This committee conducts board business between regular meetings as needed and provides oversight and guidance to the board of directors to ensure that the structure, policies, and processes of the board and its committees facilitate the effective exercise of the board's role in the governance of Bancorp. The committee reviews and evaluates the policies and practices with respect to the size, composition, independence and functioning of the board and its committees as stated in the Corporate Governance Policy. This committee is comprised of the chairmen of the standing committees of the board, the chairman of the board, the president and CEO, and the “lead director” if one is appointed by the board.

Compensation Committee – Members of this committee are independent directors as defined by the Nasdaq listing standards. The Compensation Committee recommends salaries and other compensation for executive officers, considers other compensation and benefit plans and makes recommendations to the board regarding grants and awards under the 2005 Omnibus Stock Plan. The committee is also responsible for reviewing and making recommendations for non-employee director compensation.

Credit and Investment Risk Committee – The Credit and Investment Risk Committee has responsibility for approving all loans requiring board approval; reviewing and approving all credit-related activities that are required by law or regulation to be approved by the board including, but not limited to: reviewing and approving the adequacy of the allowance for loan and lease losses; monitoring the performance and quality of Bancorp’s credit portfolio; monitoring whether Bancorp’s credit risk management activities are aligned with Bancorp’s overall business strategy; and reviewing and approving Bancorp’s credit risk policies. In addition, the committee reviews and approves all investment-related activities that are required by law or regulation to be approved by the board; monitors the performance and quality of the investment portfolio; monitors whether investment risk management activities are aligned with Bancorp’s risk tolerance and business strategies; and oversees the effectiveness and administration of and compliance with all investment-related policies.

Nominating Committee - Members of this committee are independent directors within the meaning of the Nasdaq listing standards. The Nominating Committee makes recommendations to the board of directors with respect to nominees for election as directors. In exercising its responsibilities, the Nominating Committee considers general, minimum criteria and particular goals and needs of Bancorp for additional competencies or characteristics. Each director of Bancorp is expected to exhibit the highest standards in exercising his or her duty of loyalty, care and commitment to all shareholders and to protect the values and legacy of the organization. Additionally, directors must manage themselves well in their personal deportment and display the ability to challenge the thinking of others and to influence them with constructive approaches. Directors must be able to read and act upon complex financial statements and analyses. Finally, directors need to be able to apply informed judgment and long-term, conceptual and systemic thinking to all decisions. The board gathers input from all directors prior to the recruitment of a new director in order to form a collective picture of the competencies needed. The board also values diversity and seeks to include women and members of minority groups to maintain a range of thinking and personality styles. The Nominating Committee encourages suggestions for qualified candidates to the board from the chief executive officer, the chairman of the board, other directors, and from shareholders, and is responsible for the evaluation of such suggestions. Shareholders may submit suggestions for qualified director candidates by writing to Ronald E. Kuykendall, General Counsel and Secretary, at Sandy Spring Bancorp, Inc., 17801 Georgia Avenue, Olney, Maryland 20832. Submissions should include information regarding a candidate's background, qualifications, experience and willingness to serve as a director. In addition, the Nominating Committee may consider candidates submitted by a third party search firm hired for the purpose of identifying director candidates. The Nominating Committee uses the same process for evaluating all nominees, including those recommended by shareholders, using the board membership criteria described above. Please see "Shareholder Proposals and Communications."

8

Current Board Committee Membership and Number of Meetings

Name	Executive & Governance	Audit	Compensation	Credit & Investment Risk	Nominating
Number of meetings in 2011	5	8 (1)	5	12	6
Mark E. Friis	X				Chairman
Susan D. Goff	X		Chairman
Solomon Graham		X	X
Robert E. Henel, Jr.		X		X
Pamela A. Little	X	Chairman			X
Gary G. Nakamoto		X	X
Robert L. Orndorff (2)	Chairman	X	X	X	X
David E. Rippeon		X			X
Craig A. Ruppert	X		X	Chairman
Daniel J. Schrider	X			X
Dennis A. Starliper		X		X

(1) The Audit Committee met 4 times in person and 4 times by teleconference.

(2) As chairman of the board, Mr. Orndorff is an ex officio member of all committees.

Director Attendance at Board and Committee Meetings

Each of Bancorp’s directors takes his and her commitment to serve on the board very seriously as demonstrated by the superior attendance record achieved each year. During 2011, the board held ten regular meetings with overall attendance averaging 95%. In accordance with Bancorp’s Corporate Governance Policy, all incumbent directors attended over 80% of the aggregate of (a) the total number of meetings of the board of directors and (b) the total number of meetings held by all committees on which they served.

Attendance at the Annual Meeting of Shareholders

The board of directors believes it is important for all directors to attend the annual meeting of shareholders to show support for Bancorp and to provide an opportunity to interact with shareholders directly. Bancorp has a policy that directors should attend annual meeting of shareholders unless unable to attend by reason of personal or family illness or pressing matters. All directors, with the exception of Ms. Little due to an urgent business conflict, were present at the 2011 annual meeting.

9

Director Compensation

Cash Compensation – Only non-employee directors are compensated for their service as board members. In 2011, directors of Bancorp each received an annual retainer of $11,200 with $28,000 paid to the chairman of the board, pro-rated for any partial year of service. The chairman of the Audit Committee received an additional retainer of $6,000 and all other committee chairmen each received an additional retainer of $4,000. Non-employee directors received $880 for attendance at each meeting of the board of directors and $800 for attendance at each committee meeting. Directors are encouraged to attend all meetings in person unless the meeting is called by teleconference. Directors who attend an in-person meeting by phone were paid a reduced meeting fee of $500. Finally, those directors who serve on a regional advisory board are paid $600 for each advisory board meeting attended. All directors of Bancorp also serve as directors of Sandy Spring Bank, for which they do not receive any additional compensation. All meetings of the board and its committees are considered joint meetings of the holding company and the principal subsidiary.

Director Fee Deferral Plan - Directors of Bancorp are eligible to defer all or a portion of their fees under the Director Fee Deferral Plan. In 2011, the amounts deferred accrued interest at 120% of the long-term Applicable Federal Rate which is not considered “above market” or preferential. Except in the case of death or financial emergency, deferred fees and accrued interest are payable only following termination of a director's service on the board. In the event a director dies during active service, the Bank will pay benefits that exceed deferred fees and accrued interest to the extent the Bank owns an insurance policy in effect on the director’s life at the time of death that pays a greater amount than the total of deferred fees and accrued interest.

Director Stock Purchase Plan – Each director of Bancorp has the option of using from 50 to 100% of his or her annual retainer fee to purchase newly issued Bancorp common stock at the current fair market value at the time the retainer is paid in accordance with the plan. Directors make an annual election to participate in advance, and participation in the plan is ratified by the board.

Equity Compensation - Bancorp directors are also eligible to receive non-incentive stock options, stock appreciation rights, and restricted stock under Bancorp's 2005 Omnibus Stock Plan. Options granted under this plan have a maximum term of seven years and an exercise price that may not be less than 100% of the closing price of the common stock on the date of grant. Director options are included in the computation of share dilution. In 2011, upon the recommendation of the Compensation Committee, the board granted 1,338 shares of restricted stock to each of the non-employee directors on March 30th. The shares had a grant date fair value of $18.69 per share for a total fair market value of approximately $25,000. The restricted stock will vest over three years in equal increments, and vesting is accelerated upon the permanent departure from the board other than removal for just cause. The Committee favored increasing the equity compensation for the board rather than increasing the cash compensation which has remained the same since January 2008.

10

2011 Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards (3)	All Other Compensation(4)	Total
Mark E. Friis	$32,120	$25,007	-	$979	$58,106
Susan D. Goff	$28,560	$25,007	-	$979	$54,546
Solomon Graham	$24,800	$25,007	-	$979	$50,786
Gilbert L. Hardesty (5)	$7,400	-	-	$342	$7,742
Robert E. Henel, Jr.(6)	$21,093	-	-	-	$21,093
Pamela A. Little	$34,000	$25,007	-	$979	$59,986
Gary G. Nakamoto(7)	$10,773	-	-	-	$10,773
Robert L. Orndorff	$63,200	$25,007	-	$979	$89,186
David E. Rippeon	$23,040	$25,007	-	$979	$49,026
Craig A. Ruppert	$38,400	$25,007	-	$979	$64,386
Dennis A. Starliper	$31,320	$25,007	-	$685	$57,012

(1)	All or a portion of the reported cash compensation may be deferred under the Director Fee Deferral Plan. Please see the description of “Director Compensation” on page 10.
(2)	On March 30, 2011 the directors noted above were granted 1,338 shares of restricted stock. The value reported represents the grant date fair value of the award computed in accordance with FASB ACS Topic 718. The value was based upon Bancorp’s stock price of $18.69 on the date of the grant. On December 31, 2011, each non-employee director had a total of 2,893 unvested shares of restricted stock, with the exception of Mr. Starliper who had 2,226 shares, and Messrs. Henel and Nakamoto who had none.
(3)	On December 31, 2011 Mr. Friis had 3,299 vested stock options; Ms. Goff had 6,230 vested stock options; Mr. Graham had 6,959 vested stock options; Ms. Little had 3,299 vested stock options; Mr. Orndorff had 9,065 vested stock options; Mr. Rippeon had 6,986 vested stock options; and Mr. Ruppert had 7,215 vested stock options. On December 21, 2011, 924 stock options granted to Mr. Orndorff and 662 stock options granted to Mr. Rippeon in 2011 expired.
(4)	Represents dividends paid on unvested restricted stock.
(5)	Mr. Hardesty retired from the board on May 4, 2011. Per the terms of the individual grant agreements 1,443 shares vested immediately and 165 shares were forfeited.
(6)	Mr. Henel joined the board on June 29, 2011.
(7)	Mr. Nakamoto joined the board on September 28, 2011.

11

Stock Ownership of Certain Beneficial Owners

The following table sets forth information as of February 8, 2012, with respect to the shares of common stock beneficially owned by each director and director nominee, by the 2011 named executive officers, and by all directors and executive officers of Bancorp as a group. No individual holds more than 1% of the total outstanding shares of common stock. All directors and officers as a group own 2.8% of Bancorp’s outstanding common stock.

Name	Shares Owned (1) (2)	Restricted Stock	Shares That May Be Acquired Within 60 Days by Exercising Options (3)	Total
Mark E. Friis	28,395	2,893	3,299	34,587
Susan D. Goff	17,861	2,893	6,230	26,984
Solomon Graham	16,297	2,893	6,959	26,149
Robert E. Henel, Jr.	1,000	-	-	1,000
Pamela A. Little	11,487	2,893	3,299	17,679
Gary G. Nakamoto	75	-	-	75
Robert L. Orndorff	157,338	2,893	9,065	169,296
David E. Rippeon	21,653	2,893	6,986	31,532
Craig A. Ruppert	57,223	2,893	7,215	67,331
Dennis A. Starliper	2,445	2,226	-	4,671
Daniel J. Schrider (4)	9,438	32,754	37,720	79,912
Philip J. Mantua(5)	13,496	16,717	27,145	57,358
Joseph J. O’Brien, Jr.(6)	5,141	17,802	8,750	31,693
R. Louis Caceres(7)	12,487	19,016	32,145	63,648
Jeffrey A. Welch(8)	4,423	14,954	-	19,377
All directors and executive officers as a group (17 persons)	313,773	138,540	178,796	682,368

(1)	Under the rules of the SEC, an individual is considered to "beneficially own" any share of common stock which he or she, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares: (a) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (b) investment power, which includes the power to dispose, or to direct the disposition, of such security.
(2)	Only whole shares appear in the table. Fractional shares that may arise from participation in the dividend reinvestment plan are not shown.
(3)	Includes stock options exercisable as of February 8, 2012 and within 60 days thereafter.
(4)	Mr. Schrider’s shares include 3,534 shares held through employee benefit plans. On December 21, 2011, 2,000 stock options granted to Mr. Schrider in 2001 expired.
(5)	Mr. Mantua’s shares include 9,659 shares held through employee benefit plans. On December 21, 2011, 1,500 stock options granted to Mr. Mantua in 2001 expired.
(6)	Mr. O’Brien’s shares include 2,821 shares held through employee benefit plans.
(7)	Mr. Caceres’ shares include 2,559 shares held through employee benefit plans. On December 21, 2011, 3,000 stock options granted to Mr. Caceres in 2001 expired.
(8)	Mr. Welch’s shares include 2,325 shares held through employee benefit plans.

12

Owners of More than 5% of Common Stock

The following table shows the stock beneficially owned by the person or entity who has filed a report of beneficial ownership that exceeded 5% of Bancorp’s outstanding common stock as of December 31, 2011.

Name	Amount and Nature of Beneficial Ownership(1)	Percentage of Shares Outstanding(1)
Columbia Wanger Asset Management LLC 227 West Monroe Street Ste 3000, Chicago, IL 60606	1,487,114	6.10%

BlackRock, Inc. 40 East 52nd Street, New York, NY 10022	1,424,612	5.92%

T. Rowe Price Associates, Inc. 100 East Pratt Street, Baltimore, MD 21202	1,400,050	5.70%

(1) Based on a Schedule 13G filed with the Securities and Exchange Commission, which reported beneficial ownership as of December 31, 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Bancorp's executive officers and directors, and any persons who own more than ten percent of a registered class of Bancorp's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4, and 5 with the SEC. Executive officers, directors and greater than ten percent shareholders are required by applicable regulations to furnish Bancorp with copies of all Forms 3, 4, and 5 they file. Based solely on the review of the copies of such forms it has received, with the exception of Mr. Henel’s Form 3 being filed three days late, all of Bancorp's executive officers and directors have complied with filing requirements applicable to them with respect to transactions during 2011.

Transactions and Relationships with Management

Bancorp and the Bank have had in the past, and expect to have in the future, banking transactions with directors and executive officers in the ordinary course of business on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with persons not related to Bancorp and the Bank. In the opinion of management, these transactions do not and will not involve more than the normal risk of collectability or present other unfavorable features.

Related party transactions involving executive officers or directors, as defined in Item 404 of SEC Regulation S-K, are subject to review by the board. As required by federal regulations, extensions of credit by the Bank to directors and executive officers are subject to the procedural and financial requirements of Regulation O of the Board of Governors of the Federal Reserve System, which generally require advance approval of such transactions by uninterested directors. Extensions of credit to directors or officers of Bancorp and Bank are subject to approval by the disinterested members of the Credit & Investment Risk Committee. If total exposure to an officer or director exceeds $500,000, extensions of credit to that officer or director are subject to approval by all disinterested directors on the board. Related party transactions as defined in Item 404 (generally, any financial transactions, arrangements, or relationships, regardless of dollar amount, other than extensions of credit and bank deposits) are reviewed by the independent directors with the affected director not present or voting.

13

Compensation Discussion and Analysis

The following discussion and analysis describes Bancorp's philosophy, processes, elements of and factors for determining compensation for the named executive officers for 2011 who were: the Principal Executive Officer, Daniel J. Schrider; the Principal Financial Officer, Philip J. Mantua; Executive Vice President for Commercial and Retail Banking, Joseph J. O’Brien, Jr.; Executive Vice President for Wealth Management, Insurance, Mortgage, and Marketing, R. Louis Caceres; and Executive Vice President and Chief Credit Officer, Jeffrey A. Welch. This discussion should be read in conjunction with the compensation tables and accompanying narrative that can be found in this proxy statement following this discussion.

Executive Summary

On December 15, 2010, Bancorp redeemed all remaining preferred stock issued to the U. S. Treasury and thus ended its participation in the Capital Purchase Program of the Troubled Asset Relief Program (TARP-CPP). Further, on February 23, 2011 Bancorp repurchased the warrant issued to the U.S. Treasury. By repaying the obligations to the U. S. Treasury, Bancorp was no longer subject to the mandatory restrictions on executive compensation under TARP-CPP for 2011. Therefore, as planned, the Compensation Committee was able to once again consider performance-based incentive compensation for the executive officers as discussed herein.

Bancorp’s performance in 2011 was strong. Net income increased by 45% over 2010 to return to pre-recession levels. Asset quality trends improved significantly leading to a 94% reduction in provision for loan loss expense. The loan portfolio was maintained through a period of continued soft loan demand combined with vigorous workout activity on nonperforming assets. Capital levels remained strong, and the dividend was increased from $.04 per share in 2010 to $.34 per share in 2011.

Compensation events since the 2011 proxy statement include the following:

•	Effective January 1, 2011 Bancorp management re-organized duties among its executive officers to better align the synergies between retail and commercial banking. Mr. O’Brien’s scope of responsibility was increased to include revenue generation of retail banking in addition to commercial banking. Mr. Caceres took over Marketing in addition to the oversight of Bancorp’s fee-based business lines, and Mr. Welch assumed responsibility for retail administration and the company’s project management office in addition to his credit responsibilities. These changes were taken under consideration during the annual review for base salary adjustments.

•	The Compensation Committee recommended and the board approved a short-term cash incentive plan for executives known as the Executive Team Incentive Plan. Further, the committee and board took action to amend the Executive Incentive Retirement Plan to provide an annual minimum guaranteed deferral bonus equal to 3% of base salary for each executive participant.

•	On May 4, 2011, shareholders were asked to vote on a non-binding resolution to approve the compensation for the named executive officers. The resolution received approval from 95% of shares voted demonstrating support of the Compensation Committee’s actions on the shareholders’ behalf to provide compensation that is aligned with the long-term best interests of the company.

•	On January 13, 2012 Bancorp and Sandy Spring Bank entered into employment agreements with Philip J. Mantua as Chief Financial Officer and Joseph J. O’Brien, Jr., as Executive Vice President for Commercial and Retail Banking.

14

Overall Compensation Philosophy & Guiding Principles

Bancorp’s executive compensation philosophy was reviewed by the Compensation Committee in 2011 following the release from TARP restrictions. In general, the compensation philosophy is intended to attract, motivate, and retain top executive talent; to link executive rewards with shareholder interests; and to reward the achievement of superior, balanced short-term and long-term performance. The philosophy incorporates elements that are nonperformance-based (salary, benefits, and a guaranteed minimum retirement contribution) and performance-based (annual incentives in the form of a cash bonus, increased retirement contributions, and equity awards).

Executives are paid market competitive base salaries commensurate with experience, expertise, and individual performance. Incentive compensation in the form of an annual cash bonus, an opportunity for increased annual contribution to a deferred compensation retirement plan, and annual equity awards is intended to be market competitive and commensurate with company performance. All compensation elements are externally benchmarked against comparably sized banks within a defined geographic market.

By following this portfolio approach to compensation and benefits, the executive is provided a measure of security as to the minimum levels of compensation, and also is motivated to focus on superior and sustainable performance for Bancorp. In addition, the committee believes this approach enhances retention and therefore reduces the risk of top executive talent being recruited away by competitors.

Role of Management, the Compensation Committee, and Compensation Consultants in the Executive Compensation Process

Role of Independent Compensation Consultant – In 2011, the Compensation Committee was advised by Pearl Meyer & Partners, LLC (PM&P), an independent consulting firm specializing in executive compensation. The firm was engaged by Bancorp on behalf of the Compensation Committee for the sole purpose of providing market data, information on compensation trends, commentary and analysis. The aggregate fees paid to the consultant on an annual basis are not material, and Bancorp is unaware of any personal or business relationship between the consultant and any member of the Compensation Committee.

In general, PM&P provided compensation benchmarking and analytical data and rendered advice to the committee regarding all aspects of the committee's compensation decisions. The committee had direct access to the consultant and control over the engagement. PM&P was engaged to conduct a review and competitive assessment of total compensation and benefits for all executive officers, and to provide a comprehensive assessment of the competitiveness and effectiveness of the total executive compensation programs. In addition, PM&P assisted in the identification of relevant peer groups, provided market data used by Bancorp for benchmarking and has provided advice regarding levels and components of compensation for each named executive officer.

Role of Management - In 2011, Mr. Schrider and the executive officers, as customary, were responsible for the development of Bancorp’s annual business and financial plans, which were reviewed and approved by the board of directors. The business plan provided the foundation for setting performance goals and targets to be achieved during the fiscal year and included in incentive compensation plans.

Mr. Schrider, based on the information provided by PM&P, developed recommendations for executive compensation other than his own. Ronald E. Kuykendall, Bancorp’s General Counsel, provided legal interpretation and guidance on governance issues. Mr. Mantua provided information regarding company performance and comparisons of Bancorp’s performance with peer bank performance.

Mr. Schrider, Mr. Mantua, and Mr. Kuykendall, as well as other members of management regularly attended portions of the Compensation Committee meetings where company performance, market considerations, and legal analyses were discussed. Management was not present during final deliberations and only committee members voted on executive compensation matters.

15

Role of the Compensation Committee - The basic responsibilities of the Compensation Committee are to review, recommend or approve compensation policies applicable to the named executive officers, including participation and performance measures; to consider the relationship of corporate performance to total compensation; to recommend salary and bonus levels and equity-based awards for executive officers for consideration by the board of directors; and to review the adequacy and effectiveness of various compensation and benefit plans and succession planning of Bancorp. The chairman of the committee reported committee actions or recommendations to the board of directors following each committee meeting.

The CEO evaluation process was coordinated by Furr Resources, Inc., and involves receiving feedback from each director separately and anonymously for compilation. The Executive and Governance Committee reviewed the compiled evaluation and provided feedback to Mr. Schrider. The Compensation Committee used the results of this evaluation in compensation decisions concerning Mr. Schrider.

Decisions regarding compensation for our named executive officers were made by the committee with consideration given to recommendations from Mr. Schrider and independent consultants. Decisions by the committee with respect to compensation are approved by the board of directors.

The committee has the authority to obtain advice and assistance from internal or external legal, human resources, accounting or other experts, advisors, or consultants as it deems desirable or appropriate. The committee has sole authority to retain and terminate any compensation consultants and to approve the fee and the terms of engagement. Details on the committee's functions are described in its charter, which has been approved by the board of directors and is available on Bancorp’s Investor Relations Web site maintained at www.sandyspringbank.com.

Compensation Structure and Elements

Bancorp's compensation structure for named executive officers consisted of five main elements: base salary, an annual incentive cash bonus, long-term incentive compensation in the form of an annual contribution to a retirement plan, equity-based awards, and a limited number of personal benefits. Following is a summary of the role of each component, a description of how decisions regarding the components are made in general and the specific decisions made in 2011 as they relate to the named executive officers.

Base Salary - Base salary is reviewed annually as a critical element of executive compensation. In determining base salaries, the committee considers the executive's qualifications and experience, scope of responsibilities, the goals and objectives established for the executive, the executive's past performance, as well as competitive salary practices at financial institutions in the benchmarking peer group (see "Pay Levels and Benchmarking"). The committee seeks to pay a base salary within +/-15% of the median peer group. Below median would be for newly appointed or developing executives while above median would be for experienced, long-term, and high performing executives.

The following table shows the base salary changes made in 2011:

Executive Officer	Effective Date	Base Pay	Percent Increase	Amount of Increase	New Base Pay
Daniel J. Schrider	4/3/2011	$450,000	4.0%	$18,000	$468,000
Philip J. Mantua	4/3/2011	$255,000	3.9%	$10,000	$265,000
Joseph J. O'Brien	4/3/2011	$265,000	9.4%	$25,000	$290,000
R. Louis Caceres	4/3/2011	$265,000	4.2%	$11,000	$276,000
Jeffrey A. Welch	4/3/2011	$250,000	6.0%	$15,000	$265,000

As noted earlier, the adjustments for Messrs. O’Brien and Welch took into consideration increased responsibilities. A modest base salary increase of 4% was approved for Mr. Schrider. The adjustment brought his base salary to 35th percentile of peer data. The committee agreed that Mr. Schrider’s salary adjustment was appropriate in view of the company’s earnings for 2010. The adjustment for Mr. Mantua brought his salary to the 55th percentile of peer data. The adjustments for Mr. Caceres, Mr. O’Brien, and Mr. Welch brought their respective salaries to the median of peer data for their positions.

16

Performance-Based Incentive Compensation. In 2011, the board adopted the Executive Team Incentive Plan (ETIP) to provide executive participants a significant, plan-based incentive opportunity tied to specific corporate goals identified and approved by the board. The goals selected for 2011 were: earnings per share growth; fee-based revenue growth; efficiency ratio; nonperforming assets to total assets; average loan growth; and average core deposit growth. These goals tied directly to Bancorp’s 2011 financial plan and were selected because they contribute to the long term viability of the company; develop immediate and future revenue; and build Bancorp’s general franchise value. The Compensation Committee also believes that having multiple goals provides the balanced approach that is consistent with the compensation philosophy while discouraging excessive risk-taking by participants.

Each goal was weighted and given a “threshold” or minimum performance level, a “target” level of performance and a “maximum” level at which the award opportunity was capped. For average loan growth, it was deemed that maintaining the portfolio during a period of soft loan demand among quality borrowers in the face of vigorous activity to workout nonperforming assets would be a reasonable threshold. Similarly, average core deposit growth focused on core noninterest and low rate deposits that would not increase the cost of funds.

For achievement of threshold level, the executive would earn 50% of the target incentive opportunity. Achievement of the target performance level would earn 100% of the incentive opportunity, and achievement of the maximum performance level would earn 150% of the incentive opportunity. The ETIP was capped at 150% of the target incentive opportunity. Results that fell between performance levels were interpolated to calculate a proportionate incentive amount. A minimum goal of $29.24 million in net income was established as a trigger to reach before any award would be paid. Finally, per the terms of the ETIP, the Compensation Committee exercised its complete discretion over the award and approved the payment to the executive participants.

For 2011, the performance goals established and results for ETIP were:

Performance Goal	Weight	Threshold Performance Level	Target Performance Level	Maximum Performance Level	2011 Actual Results	Percentage of Target Earned	Contribution to Cash Award
Earnings Per Share Growth	25%	15.00%	28.57%	40.00%	34.29%	125.00%	31.25%
Fee-based Revenue Growth(1)	15%	5.00%	9.21%	15.00%	8.67%	93.63%	14.05%
Efficiency Ratio	15%	61.44%	61.06%	55.00%	63.75%	0.00%	0.00%
NPAs to Total Assets	15%	2.54%	2.16%	1.75%	2.25%	88.16%	13.22%
Average Loan Growth	15%	0.00%	0.86%	5.00%	-3.45%	0.00%	0.00%
Average Core Deposit Growth(2)	15%	0.00%	3.06%	10.00%	4.25%	108.55%	16.28%
Percentage of Target Earned		50%	100%	150%			74.80%

(1)	Fee-based revenue sources were defined as gains on sale of mortgages, insurance commissions (adjusted for one-time accounting change), investment services income, revenue from West Financial Services, and trust fee income.
(2)	Core deposits were defined as checking and savings accounts, money market accounts, and repurchase agreements.

17

The ETIP target incentive opportunity for each executive was determined using 80% of the average target incentive from peer data for comparable positions provided by PM&P. The recommendation of 80% was due to management’s assessment, in early 2011, that the company’s 2011 financial plan was below the optimum level of performance as the company was still emerging from the difficult economic cycle. The target incentive opportunity for each executive officer was approved as a percentage of base salary.

	ETIP Target Incentive % of Base Salary	ETIP Incentive Award Opportunity at Target	ETIP Incentive Award Earned at 74.8% of Target
Daniel J. Schrider	38%	$177,840	$133,028
Philip J. Mantua	26%	$68,900	$51,539
Joseph J. O'Brien, Jr.	30%	$87,000	$65,078
R. Louis Caceres	30%	$82,800	$61,936
Jeffrey A. Welch	26%	$68,900	$51,539

Retirement Benefits – The named executive officers are eligible to participate in benefit plans available to all employees, including the Sandy Spring Bancorp, Inc., Cash and Deferred Profit Sharing Plan (401(k) Plan). The 401(k) Plan provides a 100% match on the first 3% of salary deferred and a 50% on the next 2% of salary deferred up to the maximum allowed by the IRS regulations.

All of the named executive officers participate in the Executive Incentive Retirement Plan (EIRP). The EIRP replaced Supplemental Executive Retirement Agreements (SERAs) with the executive officers in 2008. Prior balances carried over from the SERAs vest over a period of 15 years and automatically vest upon the executive’s death or disability or upon a change-in-control. Deferral bonuses and earnings paid under the EIRP vest immediately.

The executive’s vested account balance in the EIRP (including balances accrued under the former SERAs) will be distributed to the executive following termination of employment either in a lump sum or in installments, at the election of the executive. No payments will be made to an executive who is terminated for just cause as defined in the plan.

Earnings on EIRP balances accrue at an interest rate equal to 120% of the long-term Applicable Federal Rate (AFR), adjusted monthly. By tying the interest rate to this standard, the EIRP provides an attractive rate of interest that is not considered “above market.”

In 2011, the EIRP was amended to provide a minimum, guaranteed annual deferral bonus of 3% of base salary. There were several purposes for establishing the minimum payment including: the creation of a desirable plan that will attract and retain executive talent; provision for some stability for retirement planning; and bridging the gap that commonly occurs for executives whose base pay exceeds the maximum allowable compensation levels established for other retirement plans such as 401(k).

The EIRP requires the board to establish specific criteria each year to determine the amount of the deferral bonus to be paid over the guaranteed minimum. For 2011, the board established the criterion of the attainment of return on average assets compared to the compensation peer group.

Return on Average Assets Percentile Versus Peer Group	Deferral Bonus for Executive Officers % of Base Salary	Deferral Bonus for President & CEO % of Base Salary
80% or less of peer group	minimum 3.000%	minimum 3.000%
81% to 90% of peer group	4.500%	5.125%
91% or more of peer group	6.500%	7.250%

18

Due to the potential for volatility in the peer group data, the board established a minimum performance level for Bancorp of .74% return on average assets before any deferral bonus would be paid and the maximum deferred bonus was capped at 6.5% of base salary for executives and 7.25% of base salary for the president and CEO. Bancorp’s return on average assets for 2011 was .95% compared to the peer group average of .49% or 195% of the peer group average, resulting in the maximum deferral bonus for the executive participants. Results are further described in the Grants of Plan-Based Awards table on page 24.

Equity-Based Awards - Bancorp’s compensation philosophy identifies equity-based compensation as among the most effective means of creating a link between the long-term interests of Bancorp's shareholders and the performance of the organization and executive management. The committee has increasingly weighted the compensation of named executive officers toward equity-based awards. Awards of restricted stock vest ratably over five years and support a goal of retention of key leaders.

Under Bancorp’s 2005 Omnibus Stock Plan, executives are eligible to receive equity awards in the form of stock options, restricted stock, and/or stock appreciation rights. In 2011, the committee recommended and the board approved awards of restricted stock for each of the named executive officers with an economic value equal to 45% of base salary at the time of the award. The committee’s recommendation was initially based on a review of peer group data for long-term compensation. The committee recommended a value in above peer data due to the restriction on bonuses for performance at the time under TARP-CPP restrictions. The resulting award recognized the additional work and effort made by executive management during the economic climate throughout the prior year 2010. The number of shares awarded and the grant date values are provided in the Grants of Plan-Based Awards table on page 24.

Personal Benefits - The committee believes that perquisites should be limited in scope and value and periodically reviews perquisites to ensure alignment with the desired philosophy. On a limited basis, the committee approves specific perquisites or benefits for individuals based on the needs of the position. Mr. Schrider receives the use of a company-paid vehicle. Mr. Caceres and Mr. O’Brien each receive a car allowance of $1,000 per month. Mr. O’Brien maintains a membership, at company expense, at a country club in Northern Virginia for business development purposes. Mr. O’Brien reimburses the company for personal use of the membership. Mr. Schrider, Mr. Mantua, and Mr. Caceres have access to a corporate membership at a local country club for business purposes. In 2011, perquisites for all of the named executive officers included eligibility for a company-paid supplemental long-term disability insurance policy and a long-term care insurance policy, the values for which are represented under “All Other Compensation” in the Summary of Compensation table on page 22.

Factors for Determining Compensation

Bancorp’s Goal Setting for Compensation Purposes - On an annual basis, the board of directors approves Bancorp’s annual financial plan. This plan is designed to support a multi-year strategic plan by setting annual targets for achievement. Once the financial plan is approved by the board of directors, the performance goals for the short-term incentive plans are derived directly from the stated target financial results. Mr. Schrider and Mr. Mantua report on the performance of Bancorp to the board of directors at each regularly scheduled meeting.

Pay Levels and Benchmarking - Pay levels for executives are determined using a number of factors, including: the individual's role and job responsibilities; the individual's experience and expertise; the pay levels of internal peers; pay levels in the competitive market for similar positions; performance and contribution of the individual; and performance of Bancorp as a whole. Each of these factors is analyzed as part of the compensation review process, with an emphasis placed on market and competitive information.

The committee assessed competitive market compensation using a number of data sources in order to gauge industry practices of other banking organizations including information publicly disclosed by a selected peer group of publicly traded banking organizations. The specific elements of compensation reviewed as part of this comparable company analysis included base salaries, annual performance bonuses, and long-term incentives relative to the peer group. Matches to proxy compensation data were made based on the role of the executive, rather than rank to ensure a better comparison.

19

The peer group used in 2011 was compiled by PM&P and approved by the committee. It includes banking organizations of similar asset size in the geographic region (two factors that influence executive compensation in financial institutions). The peer group is reviewed and updated annually for appropriateness and compatibility. The committee believes a group of approximately 18 - 22 comparative banks within Maryland and the contiguous states of Delaware, Pennsylvania, Virginia, West Virginia, Ohio, New Jersey and North Carolina provides a market perspective for executive compensation.

The following group of 23 peer banking institutions was used by Bancorp for 2011:

BNC Bancorp	NC	Metro Bancorp, Inc.	PA
Carter Bank & Trust	VA	Park National Corporation	OH
Cardinal Financial Corporation	VA	StellarOne Corporation	VA
City Holding Company	WV	S&T Bancorp, Inc	PA
First Bancorp, Inc.	NC	Sun Bancorp, Inc.	NJ
First Commonwealth Financial Corp	PA	TowneBank	VA
First Community Bancshares, Inc.	VA	Union First Market Bankshares	VA
First Financial Bancorp	OH	United Bankshares, Inc.	WV
FNB United Corp	NC	Univest Corporation of Pennsylvania	PA
Hampton Roads Bankshares, Inc.	VA	Virginia Commerce Bancorp, Inc.	VA
Lakeland Bancorp, Inc.	NJ	WesBanco, Inc.	WV
		Yadkin Valley Financial Corporation	NC

The peer group data was drawn from 2010 proxy statements reporting 2009 data. As of December 31, 2009, the banks listed above were between $2 and $8 billion in total assets, with a median asset size of approximately $3.0 billion which placed Bancorp at the 67th percentile in asset size.

Committee Discretion and Final Compensation Decisions - The committee retains the discretion to decrease all forms of incentive payouts based on significant individual or Bancorp performance shortfalls. The committee also retains the discretion to increase awards or consider special awards for significant performance, or due to subjective factors described above. No discretionary adjustments or special awards were made in 2011.

Impact of Accounting and Tax on the Form of Compensation

The committee and Bancorp consider the accounting and tax (individual and corporate) consequences of the compensation plans prior to making any changes to the plans. The committee has considered the impact of FASB ASC Topic 718, which Bancorp adopted on January 1, 2006, on Bancorp's use of equity-based awards. This consideration factored heavily in the decision to use a mix of restricted stock and stock options beginning in 2006. The committee also considered the limits on deductibility of compensation imposed by Section 162(m) of the Internal Revenue Code (the Code) with respect to annual compensation exceeding $1 million, and Section 280(G) of the Code with respect to Change-in-Control payments exceeding specified limits.

Risk Assessment of Compensation Policies and Practices

The committee, in consultation with management, has previously assessed the compensation policies and practices applicable to the named executive officers. The committee is in agreement that the compensation plans, policies, and practices of Bancorp do not encourage or motivate executive officers to take unnecessary or excessive risks that would pose a material threat to Bancorp.

20

Stock Ownership Guidelines

Bancorp does not currently have a formal stock ownership requirement for executives. All of the current executive officers own Bancorp common stock, and stock ownership by executives is encouraged on a voluntary basis. Bancorp retains the discretion to implement a minimum ownership requirement of mandatory holding period for shares received under the equity compensation plan.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2011.

March 7, 2012

Susan D. Goff, Chairman
Solomon Graham
Gary G. Nakamoto
Robert L. Orndorff
Craig A. Ruppert

21

Executive Compensation

Summary of Compensation Table

The following table summarizes compensation earned by or awarded to Bancorp's named executive officers for the three most recent completed fiscal years.

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation (2)	Change in Pension Value & Nonqualified Deferred Compensation Earnings (3)	All Other Compensation(4)	Total

Daniel J. Schrider	2011	$463,154	$202,506	-	$174,589	$7,905	$34,515	$882,669
President & Chief	2010	$450,000	$202,500	-	$7,975	$35,493	$24,267	$720,235
Executive Officer	2009	$450,000	$148,504	-	$7,286	$6,210	$25,184	$637,184

Philip J. Mantua
Executive Vice	2011	$262,308	$114,757	-	$80,382	$5,449	$15,494	$478,390
President & Chief	2010	$250,962	$114,750	-	$12,142	$20,569	$10,705	$409,127
Financial Officer	2009	$240,000	$79,206	-	$11,092	$4,514	$12,073	$346,885

Joseph J. O’Brien, Jr.
Executive Vice	2011	$283,319	$119,242	-	$86,550	-	$33,887	$522,998
President	2010	$264,758	$119,250	-	$2,740	-	$39,093	$425,841

R. Louis Caceres	2011	$273,088	$119,242	-	$88,882	$5,955	$35,514	$522,681
Executive Vice	2010	$263,654	$119,250	-	$9,412	$27,122	$29,770	$449,208
President	2009	$260,000	$85,799	-	$8,598	$5,195	$19,234	$378,827

Jeffrey A. Welch				-
Executive Vice
President	2011	$260,962	$112,495		$68,764	-	$23,741	$465,962

(1)	Represents the grant date fair value for the awards computed in accordance with FASB ACS Topic 718 (see Note 12 to the Consolidated Financial Statements in Bancorp’s Annual Report on Form 10-K).
(2)	2011 includes payments from the Executive Team Incentive Plan (ETIP), Executive Incentive Retirement Plan (EIRP) and earnings on existing balances within the EIRP. For 2009 and 2010, the values in this column represent only the earnings on existing balances in the Executive Incentive Retirement Plan (EIRP). There were no payments made under the EIRP or the Executive Time Incentive Plan (ETIP) in 2009 or 2010.
(3)	This column presents the change in present value of the accumulated benefit with respect to Bancorp's Pension Plan for each year. The Pension Plan was frozen in 2007. See the table of Pension Benefits on page 25.
(4)	This column consists of the value of perquisites and personal benefits for the named executive officers including as applicable: car allowance, educational benefits, supplemental long term care and disability insurance, 401(k) matching funds, dividends on unvested restricted stock, and life insurance benefits. Mr. Schrider also has the use of a company-owned vehicle. In 2011, dividends on common stock including restricted stock were $0.34 per share compared to $0.04 per share in 2010 resulting in an increase in “other compensation.”

22

Outstanding Equity Awards at Fiscal Year End

This table shows the outstanding equity awards to the named executive officers at December 31, 2011.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
		(#)(1)	(#)	($)			(#)(1)	($)(2)
Daniel J.	12/11/2002	4,700	-	31.25	12/11/2012		-	-
Schrider	12/17/2003	5,000	-	38.91	12/17/2013		-	-
	12/15/2004	6,625	-	38.00	12/15/2014		-	-
	12/14/2005	6,395	-	38.13	12/14/2012		-	-
	12/13/2006	5,000	-	37.40	12/13/2013		-	-
	3/26/2008	10,000	-	27.96	3/26/2015	(3)	1,000	17,550
	3/25/2009	-	-	-	-	(4)	7,419	130,203
	3/31/2010	-	-	-	-	(5)	13,500	236,925
	3/30/2011	-	-	-	-	(6)	10,835	190,154
Philip J.	12/11/2002	1,750	-	31.25	12/11/2012		-	-
Mantua	12/17/2003	2,200	-	38.91	12/17/2013		-	-
	12/15/2004	6,050	-	38.00	12/15/2014		-	-
	12/14/2005	6,395	-	38.13	12/14/2012		-	-
	12/13/2006	5,000	-	37.40	12/13/2013		-	-
	3/26/2008	5,750	-	27.96	3/26/2015	(3)	500	8,775
	3/25/2009	-	-	-	-	(4)	3,957	69,445
	3/31/2010	-	-	-	-	(5)	6,120	107,406
	3/30/2011	-	-	-	-	(6)	6,140	107,757
Joseph J.	7/23/2007	2,500	-	28.59	7/23/2014		-	-
O’Brien, Jr.	12/19/2007	1,250	-	29.44	12/19/2014		-	-
	3/26/2008	5,000	-	27.96	3/26/2015	(3)	400	7,020
	3/25/2009	-	-	-	-	(4)	3,072	53,914
	3/31/2010	-	-	-	-	(5)	7,950	139,523
	3/30/2011	-	-	-	-	(6)	6,380	111,969
R. Louis	12/11/2002	4,700	-	31.25	12/11/2012		-	-
Caceres	12/17/2003	5,000	-	38.91	12/17/2013		-	-
	12/15/2004	6,050	-	38.00	12/15/2014		-	-
	12/14/2005	6,395	-	38.13	12/14/2012		-	-
	12/13/2006	5,000	-	37.40	12/13/2013		-	-
	3/26/2008	5,000	-	27.96	3/26/2015	(3)	400	7,020
	3/25/2009	-	-	-	-	(4)	4,286	75,219
	3/31/2010	-	-	-	-	(5)	7,950	139,523
	3/30/2011	-	-	-	-	(6)	6,380	111,969
Jeffrey A.	3/25/2009	-	-	-	-	(4)	2,935	51,509
Welch	3/31/2010	-	-	-	-	(5)	6,000	105,300
	3/30/2011	-	-	-	-	(6)	6,019	105,633

(1)	All outstanding equity awards were issued under the 1999 Stock Option Plan or the 2005 Omnibus Stock Plan.
(2)	Aggregate market values are based upon the closing price of $17.55 on December 30, 2011.
(3)	Remaining shares granted on March 26, 2008 will vest ratably on the anniversary of the grant through 2013.
(4)	Remaining shares granted on March 25, 2009 will vest ratably on the anniversary of the grant through 2014.
(5)	Shares granted on March 31, 2010 will vest in accordance with TARP-CPP restrictions, as applicable, beginning with 40% vesting on March 31, 2012 and thereafter 20% on each anniversary of the grant through 2015. These restrictions did not apply to Mr. Welch’s grant.
(6)	Shares granted on March 30, 2011 will vest ratably on the anniversary of the grant through 2016.

23

Grants of Plan-Based Awards

The following table sets forth information on plan-based awards made to the named executive officers. These include restricted stock awards (RSA) under the 2005 Omnibus Stock Plan, payments under the Executive Team Incentive Plan (ETIP), and contributions made under the Executive Incentive Retirement Plan (EIRP) for 2011.

Name		Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All other stock awards: Number of shares of stock	All other option awards # of securities underlying options	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards (2)
			Threshold	Target	Maximum
	RSA	3/30/2011				10,835			$202,506
Daniel J. Schrider	ETIP		$88,920	$177,840	$266,760
	EIRP		$14,040	$33,930	$33,930
	RSA	3/30/2011				6,140			$114,757
Philip J. Mantua	ETIP		34,450	68,900	103,350
	EIRP		7,950	17,225	17,225
	RSA	3/30/2011				6,380			$119,242
Joseph J. O'Brien, Jr	ETIP		43,500	87,000	130,500
	EIRP		8,700	18,850	18,850
	RSA	3/30/2011				6,380			$119,242
R. Louis Caceres	ETIP		41,400	82,800	124,200
	EIRP		8,280	17,940	17,940
	RSA	3/30/2011				6,019			$112,495
Jeffrey A. Welch	ETIP		34,450	68,900	103,350
	EIRP		7,950	17,225	17,225

(1)	The information included in the “Threshold,” “Target” and “Maximum” columns reflects the range of potential payouts under the indicated plans as established by the Compensation Committee. The actual amounts earned by each executive under such plans are disclosed in the Summary Compensation Table.
(2)	The grant date fair value of each equity award is based on the closing price of $18.69 per share on the grant date.

Option Exercises and Stock Vested

The following table shows the value realized upon the vesting of restricted stock awards in 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting(1) ($)
Daniel J. Schrider			5,646	$93,239
Phillip J. Mantua			4,618	$79,250
Joseph J. O'Brien, Jr.			1,224	$22,411
R. Louis Caceres			3,258	$53,680
Jeffrey A. Welch			2,478	$45,597

(1)	The value realized upon vesting is equal to the closing market price of Bancorp common stock on the date of vesting multiplied by the number of shares acquired. The amount reported is the aggregate of shares vesting from multiple grants of restricted stock.

24

Pension Benefits

The following table shows the present value of the accumulated benefit under the Sandy Spring Bancorp, Inc. Retirement Income Plan (Pension Plan) for each named executive officer.

Name	Plan Name	Years of Credited Service	Present Value of Accumulated Benefit(1)
Daniel J. Schrider	Pension Plan	19	$128,982
Philip J. Mantua	Pension Plan	9	$88,073
R. Louis Caceres	Pension Plan	9	$105,100
Joseph J. O’Brien, Jr.(2)	Pension Plan	-	-
Jeffrey A. Welch(2)	Pension Plan	-	-

(1)	This plan and related valuation methods and assumptions are included in Note 13 to the Consolidated Financial Statements in the Annual Report on Form 10-K.
(2)	Messrs. O’Brien and Welch were not eligible for the Pension Plan.

The Pension Plan was generally available to employees through December 31, 2007 at which time the Pension Plan was frozen. Benefits under the Pension Plan are provided on a 10-year certain and life basis and are not subject to deduction for Social Security or other offset amounts. Earnings covered by the Pension Plan are total wages, including elective pre-tax contributions under Section 401(k) of the Internal Revenue Code, bonuses, and other cash compensation, which for the named executive officers correspond, in general, to the total of the amounts in the "Salary" and "Non-Equity Incentive Plan Compensation" columns in the Summary Compensation Table, up to a total of $225,000.

The Pension Plan benefit equals the sum of three parts: (a) the benefit accrued as of December 31, 2000, based on the formula of 1.5% of highest five-year average salary as of that date times years of service as of that date, plus (b) 1.75% of each year's earnings after December 31, 2000 (1.75% of career average earnings) through December 31, 2005, and (c) 1.0% of each year's earnings thereafter. The Pension Plan permits early retirement at age 55 after at least 10 years of service completed after December 31, 2000.

Nonqualified Deferred Compensation

The following table summarizes the contributions and earnings for the named executive officers under the Executive Incentive Retirement Plan (EIRP) in 2011.

Name	Plan Name	Executive Contributions in Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year (2)	Aggregate Earnings in Last Fiscal Year (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End (4)
Daniel J. Schrider	EIRP	n/a	$33,930	$7,631	-	$212,816
Philip J. Mantua	EIRP	n/a	$17,225	$11,618	-	$289,562
Joseph J. O’Brien, Jr.	EIRP	n/a	$18,850	$2,622	-	$80,303
R. Louis Caceres	EIRP	n/a	$17,940	$9,006	-	$229,059
Jeffrey A. Welch	EIRP	n/a	$17,225	-	-	$17,225

(1)	Participant contributions are not permitted under the EIRP.
(2)	Payments made under the EIRP in 2011as described on page 18.
(3)	Earnings for the EIRP accrued at the rate of 120% of the Long-Term Applicable Federal Rate adjusted monthly.
(4)	The former Supplemental Executive Retirement Agreements were replaced with the EIRP as described on page 18. The beginning balance for each participant’s EIRP account was the accrued balance as of December 31, 2007 under the former Supplemental Executive Retirement Agreements. Those balances are subject to a 15-year vesting schedule. The current vesting level for Messrs. Mantua and Caceres is 70%. Mr. O’Brien’s vesting level is 20%. Mr. Welch was hired in 2008. There were no contributions made for 2009 or 2010. Earnings and payments under the EIRP vest immediately.

25

Potential Payments Upon Termination or Change-in-Control

Daniel J. Schrider

Bancorp and the Bank have an employment agreement with Mr. Schrider to provide for his employment as President and CEO. The initial term of the agreement was for three years and provides that the board of directors may take action to extend the term for an additional year at each anniversary so that the remaining term again becomes three years. Mr. Schrider’s agreement does not automatically renew. The Executive and Governance Committee reviews CEO performance annually and recommends to the board whether or not to extend the CEO’s employment agreement. Mr. Schrider’s employment agreement currently has a term expiring on July 1, 2014. The agreement addresses such matters as Mr. Schrider’s base salary, participation in incentive compensation, participation in benefit plans, vacation, insurance and other fringe benefits.

There is no specific compensation provision under Mr. Schrider’s agreement for termination due to retirement, death, or voluntary resignation. Should Mr. Schrider become disabled, the board must provide written notice thirty (30) days in advance of termination. Mr. Schrider will receive his full base salary, benefits, and any perquisites other than bonus during the time of incapacity leading up to the date of termination less any benefits paid under existing disability plans. For termination by Mr. Schrider with good reason or involuntary termination by Bancorp or Bank without just cause, Mr. Schrider will receive his base salary and medical benefits for the remainder of the term of the agreement.

In the event of a change-in-control during the term of the agreement, and, thereafter, Mr. Schrider’s employment is terminated without just cause or Mr. Schrider terminates his employment with good reason, he will receive a lump-sum payment equal to three (3) times his average annual compensation for the past five years immediately preceding the change-in-control and medical benefits for the remaining term of the agreement. Mr. Schrider is also entitled to receive an additional tax indemnification payment (a “gross-up” payment) if payments under his employment agreement or any other payments trigger liability under Sections 280G and 4999 of the Internal Revenue Code for an excise tax on “excess parachute payments.” Under applicable law, the excise tax is triggered by change-in-control related payments that equal or exceed three times the executive’s average annual taxable compensation over the five taxable years preceding the change-in-control. The excise tax equals 20% of the amount of the payment in excess of the executive’s average taxable compensation over the preceding five taxable year periods.

Mr. Schrider is prohibited from conflicts of interest, and is required to maintain the confidentiality of nonpublic information regarding Bancorp and its clients. He is also bound by a covenant not to compete for one year and not to solicit employees for two years following termination of employment, except in the event of change-in-control.

Philip J. Mantua

Bancorp and the Bank entered into an employment agreement with Mr. Mantua on January 13, 2012 to provide for his employment as chief financial officer. Mr. Mantua was previously party to an employment agreement that expired on June 30, 2011. The initial term of the present agreement ends on June 30, 2013. Effective July 1, 2012, and continuing on each July 1 thereafter, the board of directors may take action to extend the term for an additional twelve (12) months so that the remaining term becomes twenty-four (24) months. Mr. Mantua’s agreement does not automatically renew. The agreement addresses such matters as Mr. Mantua’s base salary, participation in incentive compensation, participation in benefit plans, vacation, insurance and other fringe benefits.

Mr. Mantua's employment agreement does not provide for any special or additional compensation in the event of termination due to retirement, death or voluntary resignation. For termination due to disability, Mr. Mantua will receive base compensation, less any applicable disability benefits, and benefits for the remaining term of the agreement. For termination by Bancorp without just cause, or termination by Mr. Mantua with good reason, Mr. Mantua will receive his base salary for the remaining term of the agreement at the highest annual rate paid in the twelve (12) months preceding the termination plus annual cash bonuses as a lump sum payment.

26

Mr. Mantua’s employment agreement contains a “double trigger” clause concerning a change-in-control, meaning that two events must occur prior to Mr. Mantua receiving payment. In the event of a change-in-control and Mr. Mantua’s employment is terminated, either involuntarily without just cause or voluntarily with good reason, within six (6) months prior to the change-in-control or up to two years after the change-in-control, he will receive a lump-sum payment equal to 2.99 times the sum of his annual salary at the highest rate paid in the preceding twelve (12) months plus the amount of any other compensation received for the past twelve (12) months. Mr. Mantua would also receive the continuation of health benefits including life and disability insurances for a period of three years following termination. If the total value of the benefits provided and payments made to Mr. Mantua in connection with a change-in-control, either under the employment agreement alone or together with other payments and benefits that he has the right to receive from Bancorp, would result in the imposition of an excise tax under Section 280G of the Internal Revenue Code, his severance payment will be reduced or revised so that the aggregate payments do not trigger the payment of the excise tax.

Mr. Mantua is prohibited from conflicts of interest, and is required to maintain the confidentiality of nonpublic information regarding Bancorp and its clients. He is also bound by a covenant not to compete and not to interfere with other employees following termination of employment. The post-termination restrictions do not apply if there is a change-in-control or if the executive's employment is terminated without just cause by Bancorp or with good reason by the executive.

Joseph J. O’Brien, Jr.

Bancorp and the Bank entered into an employment agreement with Mr. O’Brien on January 13, 2012 to provide for his employment as Executive Vice President for Commercial and Retail Banking. Mr. O’Brien was previously party to a change-in-control agreement that was replaced by this employment agreement. Due to the expanded and broad nature of Mr. O’Brien’s responsibilities across the Bank’s largest business lines, the board decided it would be in Bancorp’s best interest to enter into an agreement with Mr. O’Brien. The initial term of the agreement ends on June 30, 2013. Effective July 1, 2012, and continuing on each July 1 thereafter, the board of directors may take action to extend the term for an additional twelve (12) months so that the remaining term becomes twenty-four (24) months. Mr. O’Brien’s agreement does not automatically renew. The agreement addresses such matters as Mr. O’Brien’s base salary, participation in incentive compensation, participation in benefit plans, vacation, insurance and other fringe benefits.Mr. O’Brien's employment agreement does not provide for any special or additional compensation in the event of termination due to retirement, death or voluntary resignation. For termination due to disability, Mr. O’Brien will receive base compensation, less any applicable disability benefits, and benefits for the remaining term of the agreement. For termination by Bancorp without just cause, or termination by Mr. O’Brien with good reason, Mr. O’Brien will receive his base salary for the remaining term of the agreement at the highest annual rate paid in the twelve (12) months preceding the termination plus annual cash bonuses as a lump sum payment.

Mr. O’Brien’s employment agreement contains a “double trigger” clause concerning a change-in-control, meaning that two events must occur prior to Mr. O’Brien receiving payment. In the event of a change-in-control and Mr. O’Brien’s employment is terminated, either involuntarily without just cause or voluntarily with good reason, within six (6) months prior to the change-in-control or up to two (2) years after the change-in-control, he will receive a lump-sum payment equal to 2.99 times the sum of his annual salary at the highest rate paid in the preceding twelve (12) months plus the amount of any other compensation received for the past twelve (12) months. Mr. O’Brien would also receive the continuation of health benefits including life and disability insurances for a period of three years following termination. If the total value of the benefits provided and payments made to Mr. O’Brien in connection with a change-in-control, either under the employment agreement alone or together with other payments and benefits that he has the right to receive from Bancorp, would result in the imposition of an excise tax under Section 280G of the Internal Revenue Code, his severance payment will be reduced or revised so that the aggregate payments do not trigger the payment of the excise tax.

27

Mr. O’Brien is prohibited from conflicts of interest, and is required to maintain the confidentiality of nonpublic information regarding Bancorp and its clients. He is also bound by a covenant not to compete and not to interfere with other employees following termination of employment. The post-termination restrictions do not apply if there is a change-in-control or if the executive's employment is terminated without just cause by Bancorp or with good reason by the executive.

R. Louis Caceres and Jeffrey A. Welch

Mr. Caceres and Mr. Welch each have a change-in-control severance agreement with the Bank. The change-in-control agreement has a term of two years. On each anniversary date of the agreement, the agreement will automatically be extended for an additional year, unless either party has given written notice at least 60 days prior to the anniversary date of the agreement that the agreement will not be extended. These agreements contain what is known as a “double trigger,” meaning that two events must occur before the executive is entitled to any payment under the agreement: first, a change-in-control event must occur and, second, the executive’s employment must terminate during a specified period defined as starting six months prior to the change-in-control and ending two years after the change-in-control.

If a change-in-control occurs and the executive’s employment is involuntarily terminated without just cause or the executive voluntarily terminates employment with good reason, the executive will be entitled to a payment equal to 2.99 times his total compensation, which is defined as one year’s base salary plus bonus payments and all other taxable compensation. The executive would also receive the continuation of health benefits including life and disability insurances for a period of three years following termination. Under the change-in-control agreements, if the total value of the benefits provided and payments made to the executive in connection with a change-in-control, either under the change-in-control agreement alone or together with other payments and benefits that he has the right to receive from Bancorp, would result in the imposition of an excise tax under Section 280G of the Internal Revenue Code, his severance payment will be reduced or revised so that the aggregate payments do not trigger the payment of the excise tax.

Impact of Termination on the Executive Incentive Retirement Plan (EIRP)

The following plan terms govern the impact of termination of employment under the EIRP:

Event	Consequence
Termination for just cause	The participant forfeits all benefits under the plan.
Death or disability	Any unvested deferral balance automatically vests.
Voluntary termination or involuntary termination other than for just cause	The participant receives a benefit equal to the amount of his vested deferred benefit account.
Change-in-control	Deferral bonus awards automatically vest.

Impact of Termination on Outstanding Equity Awards

The following chart summarizes the consequences under Bancorp’s equity incentive plans that would occur with respect to outstanding stock option and restricted stock awards in the event of termination of employment of a named executive officer.

Event	Consequence
Termination for just cause	Unvested restricted stock awards are forfeited and vested stock options expire on the date of termination.
Death or disability

Immediate vesting. Stock options remain exercisable until the earlier of (a) two years from the date of death or one year from termination due to disability or (b) the expiration date of the stock options.

Voluntary termination or involuntary termination other than for just cause	Unvested restricted stock awards are forfeited. Vested stock options remain exercisable for three months after the date of termination.
Change-in-control	Immediate vesting.

28

The following table summarizes the estimated payments to which the named executive officers were entitled upon termination in different situations as described above as of December 31, 2011. Benefits payable under the Pension Plan or 401(k) are not included.

POTENTIAL PAYMENTS UPON TERMINATION	Daniel J. Schrider	Philip J. Mantua	Joseph J. O’Brien, Jr.	R. Louis Caceres	Jeffrey A. Welch
Death:
Employment agreements	-	n/a	n/a	n/a	n/a
EIRP	$212,816	$289,562	$80,303	$229,059	$17,225
Equity awards(1)	$574,833	$293,383	$312,425	$333,731	$262,443
Total	$787,649	$582,945	$392,728	$562,790	$279,668
Disability:
Employment agreements(2)	$1,203,850	n/a	n/a	n/a	n/a
EIRP	$212,816	$289,562	$80,303	$229,059	$17,225
Equity awards(1)	$574,833	$293,383	$312,425	$333,731	$262,443
Total	$1,991,499	$582,945	$392,728	$562,790	$279,668
Voluntary termination or retirement by executive:
Employment agreements	-	n/a	n/a	n/a	n/a
EIRP	$212,816	$211,163	$40,168	$169,301	$17,225
Equity awards	-	-	-	-	-
Total	$212,816	$211,163	$40,168	$169,301	$17,225
Termination by Bancorp without Just Cause or by executive with Good Reason:
Employment agreements(3)	$1,203,852	n/a	n/a	n/a	n/a
EIRP	$212,816	$211,163	$40,168	$169,301	$17,225
Equity awards	-	-	-	-	-
Total	$1,416,668	$211,163	$40,168	$169,301	$17,225
Termination in connection with a change-in-control (CIC):
Employment or CIC agreements(4)	$1,156,718	n/a	$1,102,303	$1,051,049	$972,492
Tax gross up	$482,777	n/a	n/a	n/a	n/a
EIRP	$212,816	$289,562	$80,303	$229,059	$17,225
Equity awards(1)	$574,833	$293,383	$312,425	$333,731	$262,443
Total	$2,427,144	$582,945	$1,495,031	$1,613,839	$1,252,160

(1)	The value of unvested stock options and restricted stock grants represents the intrinsic value of those awards based on a price of $17.55 the closing price of Bancorp common stock on December 30, 2011.
(2)	The assumption for this table was that in the event of termination due to disability Mr. Schrider would receive his base salary and medical benefits for the remainder of the term of his agreement. The total amount would be reduced by disability benefits payable to Mr. Schrider under insurance programs maintained by Bancorp. Mr. Mantua and Mr. O’Brien were not under employment agreements on December 31, 2011. However, if their present agreements were in place at the time, they would receive $417,811 and $455,311 respectively.
(3)	Mr. Mantua and Mr. O’Brien were not under employment agreements on December 31, 2011. However, if their present agreements were in place at the time they would have received $474,808 and $532,617 respectively.
(4)	Mr. Mantua was not under an employment agreement or change in control agreement on December 31, 2011. However, if his present agreement were in place at the time he would have received $987,072. Mr. O’Brien’s change-in-control agreement was in effect on December 31, 2011, and the benefit noted in the table would be the same under the terms of his present employment agreement.

29

PROPOSAL II: A Non-Binding Resolution to Approve the Compensation

for the Named Executive Officers

The Dodd-Frank Wall Street Reform and Protection Act requires companies to submit to shareholders a non-binding vote on the compensation of Bancorp’s named executive officers, as described in the Compensation Discussion and Analysis, the tabular disclosure regarding named executive officer compensation, and the accompanying narrative disclosure in this proxy statement. The board recommended and the shareholders elected to have this proposal submitted annually.

This proposal, commonly known as a “say-on-pay” proposal, gives Bancorp’s shareholders the opportunity to endorse or not endorse Bancorp’s executive pay program and policies through the following resolution:

“Resolved, that the shareholders approve the compensation of the named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and related material in this proxy statement.”

This vote will not be binding on the board of directors and may not be construed as overruling a decision by the board nor to create or imply any additional fiduciary duty by the board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

In voting to approve the above resolution, shareholders may vote for the resolution, against the resolution or abstain from voting. This matter will be decided by the affirmative vote of a majority of the votes cast at the annual meeting. On this matter, abstentions will have no effect on the voting.

The board of directors believes that the compensation practices of Bancorp are designed to accomplish the objectives described in the Compensation Discussion and Analysis and that they are appropriately aligned to the long-term success of Bancorp and the interests of shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL
OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

PROPOSAL III: The Ratification of the Appointment of Grant Thornton LLP as the Independent Registered Public Accounting Firm for the Year 2012

The Audit Committee has appointed the firm of Grant Thornton LLP as Bancorp’s independent registered public accounting firm for 2012. In accordance with established policy, the board is submitting this proposal to the vote of the shareholders for ratification. In the event the appointment is not ratified by a majority of the shareholders it is anticipated that no change in auditors will be made for the current year because of the difficulty and expense of making a change so long after the beginning of the year, but the vote will be considered in connection with the auditor appointment for 2013.

In voting to ratify the appointment of Grant Thornton LLP as Bancorp’s independent registered public accounting firm for 2012, shareholders may vote for the proposal, against the proposal or abstain from voting. This matter will be decided by the affirmative vote of a majority of the votes cast at the annual meeting. On this matter, abstentions will have no effect on the voting.

Representatives of Grant Thornton LLP will be present at the annual meeting, will be given the opportunity to make a statement, and be available to respond to appropriate questions.

THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF GRANT THORNTON LLP AS BANCORP'S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012.

30

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered for the audit of the annual financial statements of Sandy Spring Bancorp, Inc. and subsidiaries by Grant Thornton LLP for the year ended December 31, 2011 and 2010 together with fees billed for other services.

	2011	2010
Audit Fees(1)	$451,499	$494,247
Audit-Related Fees	-	-
Tax Services	-	-

(1)	Audit fees consist of fees for professional services rendered for the audit of Bancorp’s consolidated financial statements and review of financial statements included in Bancorp’s quarterly reports on Form 10-Q and services normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit Committee's Preapproval Policies and Procedures for Services

The Audit Committee is required to pre-approve all auditing services and permitted non-audit services provided by Bancorp's independent registered public accounting firm. There is an exception for preapproval of non-audit services if the aggregate amount of all such non-audit services provided to Bancorp constitutes not more than 5% of the total amount of revenues paid by it to its independent registered public accounting firms during the fiscal year in which the non-audit services are provided; such services were not recognized by Bancorp at the time of the engagement to be non-audit services; and the non-audit services are promptly brought to the attention of the committee and approved prior to the completion of the audit by the committee or by one or more members of the committee to whom authority to grant such approval has been delegated by the committee. All audit services and permitted non-audit services to be performed by Bancorp's independent registered public accounting firm have been preapproved by the Audit Committee as required by SEC regulations and the Audit Committee's charter without exception.

Report of the Audit Committee

Bancorp's Audit Committee is appointed by the board of directors to assist the board in monitoring the integrity of the financial statements, compliance with legal and regulatory requirements, and the independence and performance of internal and external auditors. The committee (1) has reviewed and discussed the audited financial statements with management; (2) has discussed with Bancorp's independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards 61 (Communication with Audit Committees); and (3) has received the written disclosures and the letter from Bancorp's independent registered public accounting firm required by applicable requirement of the Public Company Accounting Oversight Board and discussed independence with Bancorp's independent registered public accounting firm. Based upon this review, discussion, disclosures, and materials described in (1) through (3), the committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2011. The committee also has considered whether the amount and nature of non-audit services rendered by Bancorp's independent registered public accounting firm are consistent with its independence.

March 13, 2012	Pamela A. Little, Chairman
Solomon Graham
Robert E. Henel, Jr.
Gary G. Nakamoto
Robert L. Orndorff
David E. Rippeon
Dennis A. Starliper

31

Shareholder Proposals and Communications

From time to time, individual shareholders may wish to submit proposals that they believe should be voted upon by the shareholders. The SEC has adopted regulations that govern the inclusion of such proposals in Bancorp's annual proxy materials. Shareholder proposals intended to be presented at the 2013 annual meeting of shareholders may be eligible for inclusion in Bancorp's proxy materials for that annual meeting if received by Bancorp at its executive offices not later than November 28, 2012 unless the date of the 2013 annual meeting is more than 30 days from May 2, 2013, in which case the deadline is a reasonable time before Bancorp begins to print and mail proxy materials. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

In addition, Bancorp's bylaws require that to be properly brought before an annual meeting, shareholder proposals for new business must be delivered to or mailed and received by Bancorp not less than thirty nor more than ninety days prior to the date of the meeting; provided, however, that if less than forty-five days notice of the date of the meeting is given to shareholders, such notice by a shareholder must be received not later than the fifteenth day following the date on which notice of the date of the meeting was mailed to shareholders or two days before the date of the meeting, whichever is earlier. Each such notice given by a shareholder must set forth certain information specified in the bylaws concerning the shareholder and the business proposed to be brought before the meeting.

Shareholders also may nominate candidates for election as a director, provided that such nominations are made in writing and received by Bancorp at its executive offices not later than December 27, 2012. The nomination should be sent to the attention of Ronald E. Kuykendall, General Counsel and Secretary, at Sandy Spring Bancorp, Inc., 17801 Georgia Avenue, Olney, Maryland 20832, and must include, concerning the director nominee, the following information: full name, age, date of birth, educational background and business experience, including positions held for at least the preceding five years, home and office addresses and telephone numbers, and a signed representation to timely provide all information requested by Bancorp for preparation of its disclosures regarding the solicitation of proxies for election of directors. The name of each such candidate for director must be placed in nomination at the annual meeting by a shareholder present in person. The nominee must also be present in person at the annual meeting. A vote for a person who has not been duly nominated pursuant to these requirements will be deemed to be void.

Bancorp's shareholders may communicate with the board of directors or any individual director by addressing correspondence to the board or such director in care of the Secretary at Bancorp's main office by mail, courier, or facsimile or by e-mail through Bancorp’s "contact us" feature of the investor relations area of its Web site at www.sandyspringbank.com.

By order of the board of directors,

Ronald E. Kuykendall
General Counsel & Secretary

Olney, Maryland

March 28, 2012

32

SANDY SPRING BANCORP, INC.

ANNUAL MEETING OF SHAREHOLDERS
MAY 2, 2012
3:00 p.m. EDT

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Solomon Graham and Dennis A. Starliper and each of them as the proxy of the undersigned, with full power of substitution, to attend the annual meeting of shareholders of Sandy Spring Bancorp, Inc. to be held at the Manor Country Club, 14901 Carrolton Road, Rockville, MD 20853 on Wednesday, May 2, 2012, at 3:00 p.m. EDT, or at any adjournment thereof, and to vote all of the shares of Bancorp stock that the undersigned may be entitled to vote.

YOUR PROXY WILL VOTE IN ACCORDANCE WITH THE INSTRUCTIONS MARKED HEREIN. IF NO INSTRUCTIONS TO THE CONTRARY ARE MARKED HEREIN, YOUR PROXY WILL VOTE "FOR" EACH OF THE NOMINEES IN PROPOSAL 1, "FOR" THE NON-BINDING RESOLUTION TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS (PROPOSAL 2), AND "FOR" THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 3). YOUR PROXY MAY ALSO VOTE IN HIS DISCRETION ON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE

SANDY SPRING BANCORP, INC. — ANNUAL MEETING, MAY 2, 2012

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1. Call **toll free 1-877-826-3731** on a touch-tone phone. There is **NO CHARGE** to you for this call.

or

2. Via the Internet at **http://www.rtcoproxy.com/sasr** and follow the instructions.

or

3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

6740

X PLEASE MARK VOTES AS IN THIS EXAMPLE

SANDY SPRING BANCORP, INC.

ANNUAL MEETING OF SHAREHOLDERS
MAY 2, 2012

	For	With-hold	For All Except
Proposal 1. ELECTION OF DIRECTORS.	☐	☐	☐

Nominees: (01) Susan D. Goff, (02) Robert L. Orndorff, (03) Daniel J. Schrider, (04) Gary G. Nakamoto, (05) Robert E. Henel, Jr.

INSTRUCTION: To withhold authority to vote for any nominee(s), mark "For All Except" and write that nominee(s') name(s) or number(s) in the space provided below.

____

The board of directors recommends that you vote "FOR" the election of the nominees listed above.

	For	Against	Abstain
Proposal 2. A NON-BINDING RESOLUTION TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.	☐	☐	☐

The board of directors recommends that you vote "FOR" the resolution to approve the compensation of the Named Executive Officers.

The board of directors recommends that you vote "FOR" the ratification of the selection of Grant Thornton, LLP.

Mark here if you plan to attend the meeting ☐

Please be sure to date and sign this proxy card in the box below.

Date

Sign above — Co-holder (if any) sign above

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL

PROXY VOTING INSTRUCTIONS

Shareholders of record have three ways to vote:

1. By Mail; or
2. By Telephone (using a touch-tone phone); or
3. By Internet.

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3 a.m., May 2, 2012. It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone

Call toll-free on a touch-tone telephone anytime prior to 3 a.m., May 2, 2012:

1-877-826-3731

Vote by Internet

anytime prior to 3 a.m., May 2, 2012 go to

http://www.rtcoproxy.com/sasr

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

____

____

____

Your vote is important!